Filed pursuant to Rule 424(b)(3)
Registration No. 333-162774
PROSPECTUS SUPPLEMENT NO. 1,
DATED JANUARY 25, 2011
(To Prospectus dated October 30, 2009)

CHINA ARMCO METALS, INC.

1,200,000 Shares of Common Stock

This prospectus supplement supplements the prospectus of China Armco Metals, Inc. dated October 30, 2009 and should be read in conjunction with the original prospectus.  This prospectus supplement provides updated information on the Selling Security Holders named in original prospectus to reflect recent grants made to affiliates.  This prospectus supplement must be delivered with the prospectus dated October 30, 2009.

SELLING SECURITY HOLDERS

The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons will be members of our Board of Directors and/or officers of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

At January 21, 2011 there were 15,274,282 shares of our common stock issued and outstanding.  The following table sets forth:

•	the name of each affiliated selling security holder,
•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
•	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and
•	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the 2009 Plan and are deemed affiliates, may affect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his shares received under the 2009 Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned	Shares to be offered	Shares to be owned after offering	% owned after offering
Kexuan Yao 1	6,923,626	223,626	6,700,000	45.26%
William Thompson	6,250	6,250	0	-
Jinping Chan 2	0	6,250	0	-
Fengtao Wen 3	12,678	4,678	8,000	*
Weigang Zhao 4	11,181	1,181	10,000	*

1           Includes 200,000 shares of common stock, of which 66,667 shares vested on December 15, 2010, 66,667 shares vest on December 15, 2011 and 66,666 shares vest on December 15, 2012. The grant vests only if Mr. Yao is still a member of our Board of Directors on the vesting date (with limited exceptions).

2           The number of shares offered consists of common stock which will vest 50% on March 10, 2011 and 50% on September 10, 2011. The restricted stock vests only if Mr. Chan is still a director of our company on the vesting date (with limited exceptions).

3           The number of shares owned includes 4,000 shares of common stock underlying warrants with an exercise price of $5.00 per share expiring in July 2013.

4           The number of shares owned includes 5,000 shares of common stock underlying warrants with an exercise price of $5.00 per share expiring in July 2013.

The date of this Prospectus Supplement is January 25, 2011